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                                                               EXHIBIT NO. 10.14


                               EMPLOYMENT CONTRACT

                                     BETWEEN

                                RICHARD B. EVANS

                                       AND

                           ALCAN ALUMINUM CORPORATION


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THIS EMPLOYMENT AGREEMENT entered into at Cleveland, Ohio, as of the 1st day of
April 1999.

BETWEEN:  Mr. Richard B. Evans

AND: ALCAN ALUMINUM CORPORATION, a company incorporated under the laws of the United States of America, having its Head Office in Cleveland, Ohio (hereinafter referred to as "ALCAN").

AND WHEREAS ALCAN agrees to maintain Mr. Richard B. Evans in the position of
President: Alcan Global Fabrication Group, evaluated at least at job grade 54A, or in another mutually agreed position which will carry at least job grade 54A, for the duration of this Agreement, subject to the terms and conditions of this Agreement.

AND WHEREAS Mr. Richard B. Evans agrees to serve as President: Alcan Global Fabrication Group or in another position which will carry at least job grade 54A.

THE PARTIES AGREE AS FOLLOWS:

1.0  TERM AND TERMINATION

     1.1 The term of this agreement shall run from the 1st day of April 1999 to 31 December 2002 (3.75 years) and therewith terminate unless extended by mutual written agreement.

     1.2 Both parties have the intention to extend this Agreement beyond the termination date at terms and conditions mutually acceptable to the parties.

     1.3 On or about 1 July 2002 (6 months prior to expiry date), the parties intend to start outlining the terms and conditions of a new Agreement, should the mutual decision be to extend the current Agreement.

2.0  UNDERTAKING AND DECLARATIONS

     2.1 For the Term of this Agreement, Mr. Richard B. Evans hereby agrees not to accept employment offers by any other Corporation.

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3.0  COMPENSATION (all amounts are in US dollars unless stated otherwise)

     3.1  BASE SALARY

          For the duration of this Agreement, the Base Salary is set as follows:


                                                              ESTIMATED              ANNUAL
           FROM:                                                E.R.*              BASE SALARY
           -----                                              ---------            -----------

           1 April 1999 to 31 March 2000                       $470,000             $410,000
           1 April 2000 to 31 March 2001                       $494,000             $465,000
           1 April 2001 to 31 March 2002                       $518,000             $518,000
           1 April 2002 to 31 December 2002                    $545,000             $545,000


[FN]

          * estimated on basis of a 5% p.a. increase in mid-point. If the increase of the E.R. is significantly higher, the Annual Base Salary will be reviewed and adjusted accordingly.


     3.2  EXECUTIVE PERFORMANCE AWARD (EPA)

          The total guideline amount defined under the Plan is set at 65% of the mid-point salary for grade 54A, based on Alcan's US Salary Scale, with each component as defined under the approved salary scale.

     3.3  MEDIUM TERM INCENTIVE PLAN ("MTIP")

          Under the MTIP, two performance periods ("cycle") will be established. The first 3-year cycle will cover the period from 1 January 1999 to 31 December 2001. The payout, if at all, for the first 3-year cycle, will be made in February 2002 on the basis of achieving Alcan's Full Business Potential (FBP-II) and specific strategic initiatives and having completed the full 3-year term of employment. Performance objectives for the 3-year cycle is defined in Schedule-A.




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     The minimum, target and maximum payouts for the first performance cycle are shown in TABLE 1 below:

                                    TABLE 1

                             MEDIUM TERM INCENTIVE
                   PERIOD 1 JANUARY 1999 TO 31 DECEMBER 2001

                       DEGREE OF ACHIEVEMENT OF "FBP-II"

            -------------------------------------------------------


                                   LESS THAN
                                    US$215M    US$290M    US$330M     US$350M     US$380M
                                    -------    -------    -------     -------     -------
                                        (1)        (1)        (1)         (1)         (1)

     Performance                       0        125%        200%       250%         300%
       Rating

     Award US$'000                    $0       $375        $600       $750         $900



     Results between US$215 Million and US$380 Million will be prorated.

     (1) The target, as well as the payout formula, will be adjusted as outlined in Schedule A.

     For the second performance cycle covering the period from 1 January
     2002 to 31 December 2002 (12 months), the CEO will establish, in December 2001, the objective to be achieved as well as the payout formula. The target amount will be set on the basis of the competitive Total Cash level (US market data), for the period. The target MTIP award when added to base salary and target epa will equal the total cash target for the period. the payout, if at all, for the 2nd cycle will be made in February 2003 on the basis of achieving the objective set by the CEO and having completed the full 45 month term of employment. In any event, the target amount of the MTIP for the 2nd cycle will not be less than $100,000 per year, which is the amount set for the first cycle.


     MTIP amounts paid are non pensionable earnings.



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4.0  ALCAN EXECUTIVE SHARE OPTION PLAN (AESOP)

     During the term of this Agreement, Mr. Richard Evans will be granted annually, an option to purchase shares under the AESOP. The number of shares will be based on the regular yearly grant formula determined by the Option Committee. For the year 1999, an amount of 51,000 options will be granted.

5.0  TERMINATION OF EMPLOYMENT

     In the event that Alcan terminates this Agreement without cause, prior to the end of its term (31 March 2003), Mr. Richard Evans will be entitled to the following termination settlement.

     i.    36

           MULTIPLIED BY

     ii. the monthly equivalent of the annual compensation described in paragraphs 3.1 (base salary), 3.2 (EPA at guideline amount) and 3.3 (MTIP at guideline amount, 100%).

     In addition, should Mr. Richard Evans not be a fully vested member under the Alcancorp Pension Plan (ACPP), at the time of termination of employment, the Company will pay Mr. Richard Evans a lump sum equal to the excess of (A) over (B) where:

     a) is the actuarial present value of the accrued pension at the time of his termination of employment, and

     b) is the actuarial present value of the actual pension entitlement under ACPP.

6.0  CHANGE OF CONTROL

     A separate "Change of Control Agreement" has been signed between Mr. Richard Evans and Alcan Aluminium Limited and forms part of this employment contract.

7.0  DISABILITY

     In the event that Mr. Evans becomes disabled prior to the end of the term and cannot perform the duties of his position, Alcan shall maintain full payment of the amounts under paragraph 3.1 for a period of 6 months after the date deemed disabled. Regular EPA amounts will also be payable during the period. After the period of pay continuance Mr. Evans will receive regular LTD benefits.


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     In addition to the pay continuation stated above, the CEO may at his discretion recommend that a portion of the MTIP payment (paragraph 3.3) be made even though through no fault on Mr. Evans' part, he was not able to complete the performance period.

8.0  DEATH

     In the event of death prior to the end of this Agreement, Mr. Evans' Estate will be entitled to, in addition to the regular benefits payable under the term of the life assurance program and the death benefits payable under the Alcancorp Pension Plan, the following amounts:

     1.   the EPA guideline amount prorated to the date of death;

     2. a discretionary amount deemed by the CEO to be a just and equitable payment for the progress toward achieving the objectives under the MTIP program (paragraph 3.3).

9.0  OTHER EXECUTIVE BENEFITS AND PERQUISITES

     All other benefits and perquisites currently available to Mr. Richard B. Evans will continue as per the provisions of such programs, which are subject to change for all participants.

10.0 CHANGE IN RESPONSIBILITIES

     If during the term of this agreement your job grade is evaluated at a level higher than 54A as a result of an increase in your responsibilities, then the monetary provisions of this agreement (sections 3.0 and 4.0) will be reviewed and adjusted as appropriate by the CEO.

11.0 APPLICABLE LAW

     This contract is governed and interpreted according to the internal law of the State of Ohio without giving effect to any provisions relating to the conflict of laws. Any dispute arising under this contract shall be resolved in a court of competent jurisdiction in the Northern District of Ohio. Both parties consent to venue and jurisdiction in said district and agrees not to raise any challenge to such venue.


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IN WITNESS WHEREOF the Parties have signed these presents as at the place and date first hereinabove written.

                               ALCAN ALUMINIUM LIMITED

              BY:              /s/ Jacques Bougie
                               -----------------------
                                    Jacques Bougie
                               Chief Executive Officer

              WITNESS:         /s/ Robert Maheu
                               -----------------------
                                     Robert Maheu

                               /s/ Richard B. Evans
                               ----------------------
                                   Richard B. Evans

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                                   SCHEDULE A

                              FOR RICHARD B. EVANS

The CEO has the discretion, during a cycle, to adjust performance measures set for that period in order to reflect changes in accounting principles and practices, mergers, acquisitions or divestitures or extraordinary non-recurring or unusual items.

FULL BUSINESS POTENTIAL (II) OBJECTIVES (GLOBAL FABRICATION GROUP)

By the end of 2001, improve the run rate of pre-tax earnings by $310 Million over 3 years (EVA neutral).

ASSUMPTIONS:

(bullet)     Base year:     1998

(bullet) Major strategic investment, acquisition or merger not included in FBPII plan

TARGET:

US$310 Million (pre-tax income)

ADJUSTMENTS:

(bullet)     For major strategic initiatives


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